Exhibit 99.1

Armstrong World Industries Announces Increase in Quarterly Dividend

LANCASTER, Pa., Oct. 19, 2022 (GLOBE NEWSWIRE) -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of ceiling and wall solutions, today announced that its Board of Directors has approved a 10% increase in the company's quarterly cash dividend to $0.254 per share of common stock. The dividend will be paid on Nov. 17, 2022, to shareholders on record as of the close of business on Nov. 3, 2022.

“This marks the fourth consecutive year we have announced an increase in our dividend and reflects the Board of Directors' continued confidence in our growth strategy and our ability to consistently generate steady cash flow and earnings,” said Vic Grizzle, President and CEO of Armstrong World Industries. “Our healthy balance sheet supports a balanced pursuit of all of our capital allocation priorities and returning cash directly to shareholders remains a core priority.”

The declaration and payment of future dividends and capital allocations will be at the discretion of the Board of Directors and will be dependent upon, among other things, the company's financial position, results of operations and cash flow.

About Armstrong

Armstrong World Industries, Inc. (AWI) is a leader in the design and manufacture of innovative ceiling and wall solutions in the Americas. With $1.1 billion in revenue in 2021, AWI has nearly 3,000 employees and a manufacturing network of 15 facilities, plus six facilities dedicated to its WAVE joint venture. For more information, visit www.armstrongceilings.com.

Contacts
Investors: Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354
Media: Jennifer Johnson, jenniferjohnson@armstrongceilings.com or (866) 321-6677